As filed with the Securities and Exchange Commission on June 12, 2018

Registration No. 333-224840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Achieve Life Sciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2835	95-4343413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 W. Broadway, Suite 400,

Vancouver, British Columbia, V6H 4B1

(604) 736-3678

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard Stewart

Chairman and Chief Executive Officer

Achieve Life Sciences, Inc.

1001 W. Broadway, Suite 400,

Vancouver, British Columbia, V6H 4B1

(604) 736-3678

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Smith

Robert Freedman

Amanda Rose

Fenwick & West LLP

1191 2nd Ave, 10th Floor
Seattle, WA 98101
(206) 389-4510

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 is being filed solely for the purpose of filing the exhibits indicated in Item 16 of Part II of the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 and 17 of Part II of the Registration Statement.

PART II

Information Not Required in Prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee	$2,148
FINRA filing fee	3,088
Printing expenses	20,000
Legal fees and expenses	320,000
Accounting fees and expenses	40,000
Transfer Agent fees and expenses	7,500
Miscellaneous expenses	80,000
Total	$472,736

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Second Amended and Restated Certificate of Incorporation, as amended and as may be further amended and in effect from time to time, which we refer to as the certificate of incorporation, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL, or for any transaction from which the director derived an improper personal benefit. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The restated certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our amended and restated bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL. In addition, we have entered into agreements with each of our directors and officers under which, among other things, we have agreed to indemnify the director or officer against expenses incurred in any proceeding, including any action by us, in which the director or officer was, is or is threatened to be made a party or a participant by reason of his or her status as a present or former director, officer, employee or agent of us or, at our request, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description	Incorporated by Reference				Filed/ Furnished Herewith
		Form	File No.	Exhibit	Filing Date

1.1	Form of Underwriting Agreement.					X

2.1†	Agreement and Plan of Merger and Reorganization, dated as of January 5, 2017, by and among OncoGenex Pharmaceuticals, Inc., Ash Acquisition Sub, Inc., Ash Acquisition Sub 2, Inc. and Achieve Life Science, Inc.	8-K	033-80623	2.1	January 5, 2017

2.2	Amendment No. 2 to Agreement and Plan of Merger and Reorganization, dated July 19, 2017, by and among Achieve Life Sciences, Inc., Ash Acquisition Sub, Inc., Ash Acquisition Sub 2, Inc., and Achieve Life Science, Inc.	8-K	033-80623	10.1	July 19, 2017

3.1	Second Amended and Restated Certificate of Incorporation filed on May 24, 2013	8-K	033-80623	3.1	May 29, 2013

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed on May 21, 2015	8-K	033-80623	3.1	May 22, 2015

3.3	Certificate of Amendment (Reverse Stock Split) to Second Amended and Restated Certificate of Incorporation filed on August 1, 2017	8-K	033-80623	3.1	August 2, 2017

3.4	Certificate of Amendment (Name Change) to Second Amended and Restated Certificate of Incorporation filed on August 1, 2017	8-K	033-80623	3.2	August 2, 2017

3.5	Certificate of Amendment (Elimination of Cumulative Voting) to Second Amended and Restated Certificate of Incorporation filed on October 31, 2017	8-K	033-80623	3.1	November 1, 2017

3.6	Certificate of Amendment (Reverse Stock Split) to Second Amended and Restated Certificate of Incorporation filed on May 22, 2018	8-K	033-80623	3.1	May 23, 2018

3.7	Certificate of Amendment (Increase in Authorized Shares) to Second Amended and Restated Certificate of Incorporation filed on May 22, 2018	8-K	033-80623	3.2	May 23, 2018

3.8	Sixth Amended and Restated Bylaws	8-K	033-80623	3.1	January 5, 2017

3.9	Form of Certificate of Designation of Series A Preferred					X

4.1	Specimen Certificate of Common Stock	10-Q	000-21243	4.1	November 10, 2008
4.2	Form of Series A Warrant	8-K	033-80623	4.1	June 27, 2014

4.3	Form of Series A-1 Warrant	8-K	033-80623	4.1	April 30, 2015

4.4	Form of Pre-Funded Series B Warrant	8-K	033-80623	4.2	June 27, 2014

4.5	Form of Series B Warrant	8-K	033-80623	4.3	June 27, 2014

4.6	Form of Warrant (LPC)	8-K	033-80623	4.1	September 14, 2017
4.7	Form of Warrant Offered Hereby					X

5.1	Opinion of Fenwick & West LLP					X

10.1	Sonus Pharmaceuticals, Inc. 2007 Performance Incentive Plan (the “2007 Plan”)	DEF 14A	000-21243	Appendix A	April 3, 2007

10.2	Form of Sonus Pharmaceuticals, Inc. Stock Option Agreement (pertaining to the 2007 Plan)	10-Q	000-21243	10.1	November 9, 2007

10.3	OncoGenex Technologies Inc. Amended and Restated Stock Option Plan	F-1	333-139293	10.1	December 13, 2006

10.4	Form of OncoGenex Pharmaceuticals, Inc. 2010 Stock Option Agreement	8-K	033-80623	10.1	June 14, 2010

10.5	Form of OncoGenex Pharmaceuticals, Inc. 2010 Restricted Stock Unit Agreement	10-Q	033-80623	10.2	November 3, 2011

10.6	OncoGenex Pharmaceuticals, Inc. 2010 Performance Incentive Plan, as amended and restated	DEF 14A	033-80623	Appendix A	April 16, 2015

10.7a	Achieve Life Sciences 2017 Equity Incentive Plan	DEF 14A	033-80623	Appendix A	September 21, 2017

10.7b	Form of Achieve Life Sciences Stock Option Agreement	10-K	033-80623	10.7b	March 1, 2018

10.7c	Form of Achieve Life Sciences Restricted Stock Unit Agreement	10-K	033-80623	10.7c	March 1, 2018

10.8	Achieve Life Sciences 2017 Employee Stock Purchase Plan	DEF 14A	033-80623	Appendix B	September 21, 2017

10.9	Form of Indemnification Agreement for Officers and Directors of the Company	S-1	33-96112	10.19	September 25, 1995

10.10	Form of Indemnification Agreement between OncoGenex Technologies Inc. and Cindy Jacobs	F-1	333-139293	10.7	December 13, 2006

10.11	Employment Agreement between the Company and Cindy Jacobs dated as of November 3, 2009	10-Q	033-80623	10.27	November 5, 2009

10.12	Employment Agreement between OncoGenex Pharmaceuticals, Inc. and John Bencich	10-Q	033-80623	10.1	November 10, 2016

10.13#	Exclusive License Agreement, by and between Sopharma Joint Stock Company and Extab Corporation, dated May 26, 2009	S-4/A	333-216961	10.21	May 3, 2017

10.14#	Variation of Contract, by and between Sopharma AD and Extab Corporation, dated May 14, 2015	S-4/A	333-216961	10.22	May 3, 2017

10.15#	Commercial Agreement on Supply of Pharmaceutical Products, by and between Sopharma AD and Extab Corporation, dated February 1, 2010	S-4/A	333-216961	10.23	May 3, 2017

10.16#	Variation of Contract, by and between Sopharma AD and Extab Corporation, dated May 14, 2015	S-4/A	333-216961	10.24	May 3, 2017

10.17#	Technical and Quality Agreement, by and between Sopharma AD and Extab Corporation, dated May 14, 2015	S-4/A	333-216961	10.25	May 3, 2017

10.18#	License of Technology, by and between University of Bristol and Achieve Life Science, Inc., dated July 13, 2016	S-4/A	333-216961	10.27	May 3, 2017

10.19	Office Lease by and between Grosvenor International (Atlantic Freeholds) Limited and OncoGenex Pharmaceuticals, Inc., dated February 11, 2015	8-K	033-80623	10.1	February 12, 2015

10.20	Lease by and between 520 Pike Street, Inc. and Achieve Life Sciences, Inc., dated December 11, 2018	10-K	033-80623	10.20	March 1, 2018

10.21	Purchase Agreement, by and between Achieve Life Sciences, Inc. and Lincoln Park Capital Fund, LLC. dated as of September 14, 2017	8-K	033-80623	10.1	September 14, 2017

10.22##	Amended and Restated Supply Agreement, dated July 28, 2017, by and between Achieve Life Science, Inc., and Sopharma AD	10-Q	033-80623	10.1	November 9, 2017

10.23##	Amendment to University of Bristol License Agreement, dated January 22, 2018, by and between Achieve Life Science, Inc., and the University of Bristol	10-Q/A	033-80623	10.1	May 23, 2018
21.1	Subsidiaries of the Registrant	10-K	033-80623	21.1	March 1, 2018

23.1	Consent of PricewaterhouseCoopers LLP	S-1/A	333-224840	23.1	June 6, 2018

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney	S-1	333-224840	Signature Page	May 20, 2018
†

Schedules and similar attachments to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

#

Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to a Confidential Treatment Order granted under Rule 406 promulgated under the Securities Act of 1933, as amended.

##

Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to a Confidential Treatment Order granted under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..

(6)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on June 12, 2018.

ACHIEVE LIFE SCIENCES, INC.

By:	/s/ Richard Stewart
Richard Stewart
Chief Executive Officer and Chairman

SIGNATURES

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Richard Stewart Richard Stewart	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	June 12, 2018

/s/ John Bencich John Bencich	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 12, 2018

* Scott Cormack	Director	June 12, 2018

* Anthony Clarke	Director	June 12, 2018

* Martin Mattingly	Director	June 12, 2018

* H. Stewart Parker	Director	June 12, 2018

* Jay Moyes	Director	June 12, 2018

* Donald Joseph	Director	June 12, 2018

* By:	/S/ John Bencich
Attorney-in-Fact